UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2004

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-28317	94-3342784
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19801 SW 72nd Avenue, Suite 250, Tualatin, Oregon		97062
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (503) 885-9699

Item 5. Other Events and Regulation FD Disclosure.

On January 7, 2004, five holders of warrants to purchase shares of common stock, par value $0.001 per share, of Digimarc Corporation (“Digimarc”) exercised their warrants for an aggregate of 74,506 shares of common stock.  The five exercising holders were Crestview Capital Fund II, L.P., Portside Growth and Opportunity Fund, BayStar Capital II, L.P., UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited and UBS O’Connor LLC f/b/o Pipes Corporate Strategies Ltd.  Each holder exercised its warrant for the maximum amount of whole shares issuable pursuant to such warrant.  The exercise price for the warrants was $14.00 per share.  The aggregate offering price of the shares of common stock issued pursuant to such warrants was approximately $1 million and net proceeds to Digimarc was approximately $988,000.  The warrants had been issued to the five holders as part of Digimarc’s private placement transaction completed on August 25, 2003.  As each of the exercising warrant holders was an accredited investor, the warrant exercises were exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Rule 506 of Regulation D thereunder.  SG Cowen Securities Corporation acted as the placement agent for the transaction and the warrant exercises.  No other warrants issued by Digimarc as part of the August 2003 private placement transaction were exercised prior to their termination as of 6:30 p.m. New York City time on January 7, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIMARC CORPORATION
Dated: January 12, 2004	By:	/s/ E.K. Ranjit
E.K. Ranjit, Chief Financial Officer